NEWS RELEASE

CPS ANNOUNCES THIRD QUARTER 2014 EARNINGS

▪	Pretax income of $13.8 million
▪	Net income of $7.8 million, or $0.24 per diluted share
▪	New contract purchases of $279 million
▪	Total managed portfolio increases to $1.519 billion from $1.374 billion at June 30, 2014
▪	Renews $100 million revolving credit agreement

IRVINE, California, October 14, 2014 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $7.8 million, or $0.24 per diluted share, for its third quarter ended September 30, 2014.  This compares to net income of $5.9 million, or $0.19 per diluted share, in the third quarter of 2013, representing a 26% increase in earnings per diluted share.  Earnings for the first nine months of 2014 were $21.5 million, or $0.67 per diluted share, as compared to earnings of $14.5 million, or $0.46 per diluted share, for the same period in 2013.

Revenues for the third quarter of 2014 were $77.1 million, an increase of $13.0 million, or 20.3%, compared to $64.1 million for the third quarter of 2013.  Total operating expenses for the third quarter of 2014 were $63.2 million, an increase of $9.7 million, or 18.2%, compared to $53.5 million for the 2013 period.  Pretax income for the third quarter of 2014 was $13.8 million compared to pretax income of $10.6 million in the third quarter of 2013, an increase of 30.7%.

For the nine months ended September 30, 2014 total revenues were $216.8 million compared to $189.1 million for the nine months ended September 30, 2013.   However, in the 2013 period, revenues included $10.9 million from a gain on cancellation of debt.   Excluding that gain, revenues for the nine months ended September 30, 2014 increased $38.6 million, or 21.7%, over the prior year. Total expenses for the nine months ended September 30, 2014 were $178.9 million, an increase of $15.4 million compared to $163.5 million for the nine months ended September 30, 2013.  However, in the 2013 period, operating expenses included a provision for contingent liabilities of $9.7 million.  Excluding the provision for contingent liabilities, operating expenses for the nine months ended September 30, 2014 increased $25.0 million, or 16.3%, compared to the prior year period.   Pretax income for the nine months ended September 30, 2014 was $37.9 million, compared to $25.6 million for the nine months ended September 30, 2013.

During the third quarter of 2014, CPS purchased $279.3 million of new contracts compared to $211.4 million during the second quarter of 2014 and $206.8 million during the third quarter of 2013.  The Company's managed receivables totaled $1.519 billion as of September 30, 2014, an increase from $1.374 billion as of June 30, 2014 and $1.167 billion as of September 30, 2013, as follows ($ in millions):

1

Originating Entity	September 30, 2014	June 30, 2014	September 30, 2013
CPS	$1,514.6	$1,366.6	$1,141.1
Fireside Bank	3.2	5.7	21.7
As Third Party Servicer	0.8	1.3	4.1
Total	$1,518.6	$1,373.6	$1,166.9

Annualized net charge-offs for the third quarter of 2014 were 6.18% of the average owned portfolio as compared to 4.89% for the third quarter of 2013.  Delinquencies greater than 30 days (including repossession inventory) were 6.66% of the total owned portfolio as of September 30, 2014, as compared to 6.44% as of September 30, 2013.

As previously reported, during September CPS closed its third term securitization transaction of 2014 and the 14th transaction since April 2011. In the senior subordinate structure, a special purpose subsidiary sold five tranches of asset-backed notes totaling $273.0 million.  The notes are secured by automobile receivables purchased by CPS and have a weighted average effective coupon of approximately 2.71%. The transaction has initial credit enhancement consisting of a cash deposit equal to 1.00% of the original receivable pool balance.  The final enhancement level requires accelerated payment of principal on the notes to reach overcollateralization of 4.00% of the then-outstanding receivable pool balance.  The transaction was CPS's second consecutive senior subordinate securitization to receive a triple "A" rating on the senior class of notes.

"We are pleased with our operating results for the third quarter of 2014," said Charles E. Bradley, Jr., Chairman and Chief Executive Officer.  “We significantly increased our new contract purchases and managed portfolio, and recorded our 12th consecutive quarter of earnings growth.  During the quarter we also completed an early renewal of our $100 million revolving credit agreement with Citibank, extending the revolving period of that facility to August 2015.”

Conference Call

CPS announced that it will hold a conference call on Wednesday October 15, 2014, at 1:00 p.m. ET to discuss its quarterly operating results.  Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time.

A replay of the conference call will be available between October 15, 2014 and October 22, 2014, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 19927879.  A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of incurred losses.  The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer
844 878-2777

Consumer Portfolio Services, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Interest income	$73,865	$60,462	$207,082	$167,426
Servicing fees	278	700	1,158	2,484
Other income	2,907	2,904	8,550	8,284
Gain on cancellation of debt	-	-	-	10,947
	77,050	64,066	216,790	189,141
Expenses:
Employee costs	12,733	11,199	35,397	31,675
General and administrative	5,804	4,074	14,482	12,346
Interest	12,239	13,853	37,562	44,800
Provision for credit losses	27,287	20,220	76,795	52,739
Provision for contingent liabilities	-	-	-	9,650
Other expenses	5,183	4,161	14,658	12,298
	63,246	53,507	178,894	163,508
Income before income taxes	13,804	10,559	37,896	25,633
Income tax expense	6,028	4,686	16,390	11,150
Net income	$7,776	$5,873	$21,506	$14,483

Earnings per share:
Basic	$0.31	$0.27	$0.86	$0.69
Diluted	$0.24	$0.19	$0.67	$0.46

Number of shares used in computing earnings
per share:
Basic	25,290	21,795	24,895	20,959
Diluted	32,040	31,217	32,021	31,550

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
	2014	2013
Assets:
Cash and cash equivalents	$13,136	$22,112
Restricted cash and equivalents	174,634	132,284
Total cash and cash equivalents	187,770	154,396

Finance receivables	1,462,430	1,155,063
Allowance for finance credit losses	(54,621)	(39,626)
Finance receivables, net	1,407,809	1,115,437

Finance receivables measured at fair value	3,202	14,476
Residual interest in securitizations	135	854
Deferred tax assets, net	46,587	59,215
Other assets	59,413	51,988
	$1,704,916	$1,396,366

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$22,873	$24,839
Warehouse lines of credit	59,442	9,452
Residual interest financing	12,767	19,096
Debt secured by receivables measured at fair value	3,170	13,117
Securitization trust debt	1,469,670	1,177,559
Senior secured debt, related party	--	38,559
Subordinated renewable notes	15,493	19,142
	1,583,415	1,301,764

Shareholders' equity	121,501	94,602
	$1,704,916	$1,396,366

Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013

Contracts purchased	$279.30	$206.77	$680.57	$590.67
Contracts securitized	256.34	203.32	631.14	574.22

Total managed portfolio	$1,518.66	$1,166.87	$1,518.66	$1,166.87
Average managed portfolio	1,468.19	1,134.57	1,362.15	1,037.73

Allowance for finance credit losses as % of fin. receivables	3.73%	3.19%

Aggregate allowance as % of fin. receivables (1)	4.94%	4.21%

Delinquencies
31+ Days	4.59%	4.63%
Repossession Inventory	2.07%	1.81%
Total Delinquencies and Repo. Inventory	6.66%	6.44%

Annualized net charge-offs as % of average owned portfolio	6.18%	4.89%	5.59%	4.21%

Recovery rates (2)	44.6%	45.5%	47.3%	47.7%

	For the				For the
	Three months ended				Nine months ended
	September 30,				September 30,
	2014		2013		2014		2013
	$(3)	% (4)	$ (3)	% (4)	$ (3)	% (4)	$ (3)	% (4)
Interest income	$73.87	20.1%	$ 60.46	21.3%	$ 207.08	20.3%	$ 167.43	21.5%
Servicing fees and other income	3.19	0.9%	3.60	1.3%	9.71	1.0%	10.77	1.4%
Interest expense	(12.24)	-3.3%	(13.85)	-4.9%	(37.56)	-3.7%	(44.80)	-5.8%
Net interest margin	64.81	17.7%	50.21	17.7%	179.23	17.5%	133.39	17.1%
Provision for credit losses	(27.29)	-7.4%	(20.22)	-7.1%	(76.80)	-7.5%	(52.74)	-6.8%
Risk adjusted margin	37.52	10.2%	29.99	10.6%	102.43	10.0%	80.66	10.4%
Core operating expenses	(23.72)	-6.5%	(19.43)	-6.9%	(64.54)	-6.3%	(56.32)	-7.2%
Provision for contingent liabilities	-	0.0%	-	0.0%	-	0.0%	(9.65)	-1.2%
Gain on cancellation of debt	-	0.0%	-	0.0%	-	0.0%	10.95	1.4%
Pre-tax income	$13.80	3.8%	$ 10.56	3.7%	$ 37.90	3.7%	$ 25.63	3.3%

(1) Includes allowance for finance credit losses and allowance for repossession inventory.
(2) Wholesale auction liquidation amounts (net of expenses) for CPS portfolio as a percentage of the account balance at the time of sale.
(3) Numbers may not add due to rounding.
(4) Annualized percentage of the average managed portfolio. Percentages may not add due to rounding.